News Release

Berry Petroleum Company                                              Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                                          E-mail: ir@bry.com
Bakersfield, California 93309-0640                                 Internet: www.bry.com

Contacts: Robert F. Heinemann, President & CEO

Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM ANNOUNCES RECORD 2004 RESULTS

Bakersfield, CA - March 7, 2005 - Berry Petroleum Company (NYSE:BRY) announced record fourth quarter 2004 net income of $25.3 million, or $1.13 per diluted share, an increase of 169% compared to prior-year fourth quarter net income of $9.4 million, or $.42 per diluted share. The Company achieved record annual earnings in 2004 of $69.2 million, or $3.08 per diluted share which was 114% higher than the $32.4 million, or $1.47 per diluted share, the Company achieved in 2003, according to Robert F. Heinemann, president and chief executive officer.

He continued, "Our record 2004 results were accomplished by a 24% increase in annual production and a 35% increase in our annual realized sales price per BOE over 2003. We are managing our assets to maximize profitability in this higher price environment and to add reserves through our capital program. The transformation of Berry Petroleum from a company focused only on California heavy oil operations, to a geographically diverse enterprise with a higher percentage of light oil and natural gas, was significant in 2004. In 2004 and through February 2005, we added approximately 735,000 acres to our asset portfolio. Our partnerships on a portion of these prospective assets allow us to leverage additional expertise to supplement our technical capabilities and reduce our exploration and development risks. 2005 will be exciting for Berry as we begin the exploitation process of this substantial acreage position. Excluding any exploratory success, we are targeting record production in 2005 of at least 23,000 BOE per day, which represents a 12% increase over our record 2004 production of 20,537 BOE per day."

Total production during the fourth quarter of 2004 averaged 21,410 barrels of oil equivalent (BOE) per day, a 15% increase from an average of 18,550 BOE per day during the prior year's fourth quarter. California production averaged a new high in the fourth quarter of 16,243 BOE per day while the Rockies assets contributed a record of 5,167 BOE per day or 24% of the Company's total fourth quarter production. Of the 21,410 BOE per day produced in the fourth quarter, 76% (16,174) was heavy crude, 17% (3,722) was light crude and 7% (1,514) was natural gas.

The average realized sales price for the fourth quarter of 2004 was $34.62 per BOE, a 53% gain over the $22.68 per BOE received in the same 2003 period. Net cash provided by operating activities increased to a record $46.1 million during the fourth quarter, up 89% from $24.8 million during the prior year's fourth quarter.

2004 Full Year Earnings and Operating Results

In 2004 the Company achieved record net income of $69.2 million, up 114% from $32.4 million in 2003 and record net cash provided by operating activities of $125 million, up 92% from $65 million achieved in 2003.

Total oil and gas production in 2004 averaged 20,537 BOE per day, up 24% from 16,549 BOE per day in the previous year. The average realized sales price per BOE was $30.32 in 2004, up 35% from $22.52 per BOE received in 2003.

Excluding the purchase price of acquisitions, in 2004 the Company spent approximately $73 million in capital expenditures, which included the drilling of 115 net wells and completing 101 workovers.

Year-End Proved Reserves

In 2004 Berry replaced approximately 100% of its 2004 production of 7.5 million BOE at an average finding and development cost of $9.86 per BOE and ended the year with approximately 110 million BOE of proved reserves. Net proved reserve additions from all sources in 2004 totaled approximately 7.4 million BOE, resulting in essentially no change to the 110 million BOE of proved reserves at year-end 2003. Berry's 2004 year-end reserves-to-production ratio was 14.6 years, compared to 15.5 years at year-end 2003. Of the total 7.4 million BOE of proved reserves added by the Company in 2004, revisions of previous estimates added 4.4 million BOE (58%), discoveries and extensions added 2.9 million BOE (39%), and improved recovery added 2.0 million BOE (28%), while royalty conversions subtracted 1.9 million BOE(-25%). Proved developed reserves represent 81 million BOE or 74% of total proved reserves. Subsequent to year-end, Berry completed the acquisition of certain Yuma County, Colorado natural gas assets (Niobrara gas assets), which provided an additional 14.5 million BOE of proved reserves.

From 2001 through 2004, Berry's average annual reserve replacement rate was 110%. At year-end 2004, the Company's reserve mix was 82% heavy crude oil, 14% light crude oil and 4% natural gas, and geographically, 88% in California and 12% in the Rocky Mountain region.

2004 Highlights

Ralph J. Goehring, executive vice president and chief financial officer, stated, "The Company continues to perform exceedingly well and posted several records in 2004. We more than doubled our net income from the previous year and net cash provided by operating activities was up 92% to $125 million. Both results were by far the highest level in the Company's history. Berry ended 2004 with only $28 million in long-term debt, for a debt-to-total-capitalization ratio of 10%, and currently, after completing our Niobrara gas asset acquisition, our debt-to-capitalization ratio is under 35%. Our 2004 return on average capital employed was a healthy 26%, and our return on equity was 30%. The Company paid $11.4 million in dividends to our shareholders, which included an annual increase of $.04 per share beginning in the third quarter of 2004 and a special dividend of $.06 per share.

2005 Outlook

Mr. Goehring added, "2005 looks very bright as we are targeting a 12% increase in production and crude pricing looks favorable for 2005. We have an attractive sales agreement for our California heavy crude through 2005 and the Company has approximately 7,750 barrels per day hedged for calendar 2005 at approximately WTI NYMEX $40.50 per barrel. The Company's existing hedge position can be viewed on its website at: http://www.bry.com/index.php?page=hedging."

Excluding any future acquisitions, in 2005 the Company plans to spend approximately $107 million on drilling 210 net wells and performing 81 workovers. The Company intends to fund 100% of its capital program out of internally generated cash flow. Major areas of focus in 2005 will be:

-California production - Projects include expanding the thermal development of the Poso Creek field, the evaluation of the Company's diatomite pilot at North Midway-Sunset and additional drilling of infill horizontal wells at South Midway-Sunset.

-Rockies & Mid-Continent production - In 2005 the Company will continue the development of the Brundage Canyon asset on 80-acre spacing, test the potential of 40-acre infill drilling and appraise the northern and southern limits of the field. On the recently acquired Niobrara gas assets, the Company plans to drill approximately 60 wells as part of its ongoing development program and the initiation of the 40-acre infill program from the existing 80 acre development.

-Rockies & Mid-Continent prospects - The Company and its joint venture partner, Bill Barrett Corporation, will begin testing the oil potential of the Lake Canyon acreage with at least two shallow test wells at approximately 6,000 feet in the Green River trend. These initial drill sites will be approximately three miles west of the Company's Brundage Canyon field. Drilling of the first deep natural gas test well in Lake Canyon is now scheduled for the fourth quarter of 2005. The Company intends to drill its obligation wells at Coyote Flats (45 miles southwest of Brundage Canyon), which will target the Ferron sands and Emery coals. Additionally, the Company will participate with Bill Barrett Corporation to begin testing of both Niobrara gas and Pennsylvanian formation oil prospects in the recently acquired Tri-State acreage in Colorado, Nebraska and Kansas.

Change in Cost Allocation

The Company is changing its allocation of steam costs between its electricity and its oil and gas operations. This revised allocation is based on the conversion efficiency of the cogeneration facilities. Additionally, the Company is including the cost of electricity generated by its cogeneration facilities and consumed in its field operations in its operating costs for oil and gas. The reallocation of these operating costs and the financial presentation of the Company's results of operations were based on discussions with the Securities and Exchange Commission. This revised allocation has no impact on either net income or net cash provided by operating activities for 2004 or prior years. The Company's prior allocation for cogeneration steam costs was that 100% of the cogeneration costs in excess of the electricity revenues were determined to be the cost of steam provided to the Company's oil and gas operations. The revised allocation, combined with the electricity charges, nominally increased the Company's reported operating costs for oil and gas for accounting purposes and caused the Company to report an operating profit (excluding Depreciation, depletion & amortization charges) from electricity generation. The Company's reported operating costs for oil and gas increased and its reported operating costs for electricity generation decreased by approximately $1.9 million in 2003 and $1.5 million in 2004. On a per BOE basis this change in allocation increases oil & gas operating costs $0.32 from $10.05 to $10.37 for 2003 and $0.19 from $10.77 to $10.96 for 2004.

Teleconference Call

An earnings conference call will be held Monday, March 7, 2005 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Dial 1-888-396-2384 to participate, using passcode 53475179. International callers may dial 617-847-8711. For a digital replay available until March 21, 2005 dial 1-888-286-8010 (passcode 85920611). Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at http://www.bry.com/tele.htm

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe Harbor

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to: the timing and extent of changes in commodity prices for oil, gas and electricity; exploration, drilling, development and operating risks; a limited marketplace for electricity sales within California, counterparty risk; acquisition risks; competition, environmental risks, litigation uncertainties; the availability of drilling rigs and other support services, legislative and/or judicial decisions and other government or Tribal regulations.
CONDENSED INCOME STATEMENTS
(In thousands, except per share data)
(unaudited)

	Three Months		Twelve Months
	12/31/04	12/31/03	12/31/04	12/31/03
Revenues
Sales of oil and gas	$ 67,356	$ 38,562	$226,876	$135,848
Sales of electricity	13,075	11,240	47,644	44,200
Interest and other income, net	319	219	426	816
Total	80,750	50,021	274,946	180,864
Expenses
Operating costs - oil & gas	21,943	15,861	82,419	62,651
Operating costs - electricity	12,776	10,741	46,191	42,254
Depreciation, depletion & amortization - oil & gas	8,256	5,313	29,752	17,258
Depreciation, depletion & amortization - electricity	950	851	3,490	3,256
General and administrative	5,152	5,013	20,354	12,868
Loss on disposal of assets	641	-	410	-
Dry hole, abandonment & impairment	745	1,708	745	4,195
Interest	490	569	2,067	1,414
Total	50,953	40,056	185,428	143,896

Income before income taxes	29,797	9,965	89,518	36,968
Provision for income taxes	4,481	609	20,331	4,605

Net income	$ 25,316	$ 9,356	$ 69,187	$ 32,363

Basic net income per share	$1.15	$.43	$3.16	$1.49
Diluted net income per share	$1.13	$.42	$3.08	$1.47
Cash dividends per share	$.12	$.11	$.52	$.47

Weighted average common shares:
Basic	21,949	21,789	21,894	21,772
Diluted	22,450	22,020	22,444	22,031

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	12/31/04	12/31/03
Assets
Current assets	$ 62,822	$ 43,286
Property, buildings & equipment, net	338,706	295,151
Other assets	14,105	1,940
	$415,633	$340,377
Liabilities & Shareholders' Equity
Current liabilities	$ 66,661	$ 46,826
Deferred taxes	49,672	38,559
Long-term debt	28,000	50,000
Other long-term liabilities	8,214	7,654
Shareholders' equity	263,086	197,338
	$415,633	$340,377

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Twelve Months
	12/31/04	12/31/03
Cash flows from operating activities:
Net income	$69,187	$32,363
Depreciation, depletion & amortization (DD&A)	33,242	20,514
Dry hole, abandonment & impairment	(569)	3,756
Deferred income taxes	8,981	1,496
Stock based compensation	5,309	2,872
Loss on sale of assets	410	-
Other, net	569	400
Net changes in operating assets and liabilities	7,484	3,424

Net cash provided by operating activities	124,613	64,825

Net cash used in investing activities	(85,187)	(87,723)
Net cash provided by (used in) financing activities	(33,394)	23,690

Net increase in cash and cash equivalents	6,032	792

Cash and cash equivalents at beginning of year	10,658	9,866

Cash and cash equivalents at end of period	$16,690	$10,658

COMPARATIVE OPERATING STATISTICS
	(unaudited)
	Three Months			Twelve Months
	12/31/04	12/31/03	Change	12/31/04	12/31/03	Change
Oil and gas:
Net production-BOE per day	21,410	18,550	+15%	20,537	16,549	+24%
Per BOE:
Average sales price before hedges	$39.54	$24.59	+61%	$33.64	$24.48	+37%
Average sales price after hedges	$34.62	$22.68	+53%	$30.32	$22.52	+35%

Operating costs	11.03	8.48	+30%	10.10	9.73	+4%
Production taxes	.11	. 81	-86%	.86	.64	+34%
Total operating costs	11.14	9.29	+20%	10.96	10.37	+6%

DD & A - oil and gas	4.19	3.11	+35%	3.96	2.86	+38%
General & administrative expenses	2.62	2.94	-11%	2.71	2.13	+27%

Interest expense	$ .23	$ .33	-30%	$ .27	$ .23	+17%

Electricity:
Electric power produced -
Megawatt hours/day	2,148	2,101	+2%	2,121	2,100	+1%
Electric power sold -
Megawatt hours/day	1,944	1,964	-1%	1,915	1,925	-1%
Average sales price - $/MWh	$70.20	$62.20	+13%	$70.24	$62.91	+12%
Natural gas cost - $/MMBtu	$ 5.98	$ 4.37	+37%	$ 5.46	$ 4.88	+12%